November 6, 2002




TO:         All Limited Partners in the Geodyne Energy Income
            Limited Partnership III-E

RE:         Election to extend term of Partnership for additional two years



      As previously described to you, the limited partnership agreement (the "Agreement") for the Geodyne Energy Income III-E Limited Partnership (the "Partnership") provides that the Partnership will automatically terminate and dissolve on December 26, 2002.

      The Agreement gives Geodyne Resources, Inc., as General Partner, an option to extend the term of the Partnership for up to five additional two year terms. Two years ago Geodyne exercised the first such extension.

      The General Partner is hereby notifying you that it has decided to extend the term of the Partnership for an additional two year period. Accordingly, the new termination date for the Partnership will be December 26, 2004.

      If you have any questions concerning the Partnership's extension, please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                    Very truly yours,

                                    GEODYNE RESOURCES, INC.
                                    General Partner

                                    //s// Dennis R. Neill

                                    Dennis R. Neill
                                    President